Exhibit 99.1

Hologic Completes Divestiture of Blood Screening Business

– Strengthens Efforts to Build a Sustainable Growth Company –

– Accelerates Top- and Bottom-Line Growth Rates, Increases Financial Flexibility –

MARLBOROUGH, Mass. (January 31, 2017) – Hologic, Inc. (Nasdaq: HOLX) has completed the divestiture of its blood screening business to long-time commercial partner, Grifols (MCE: GRF, MCE: GRF.P and NASDAQ: GRFS) for a purchase price of $1.85 billion in cash, the Company announced today.

“Completing the divestiture of our blood screening business will strengthen our efforts to build a sustainable growth company by accelerating top- and bottom-line growth rates, while significantly increasing financial flexibility,” said Steve MacMillan, the Company’s Chairman, President and Chief Executive Officer. “We are immensely proud of the contributions we have made to global blood safety over nearly 20 years, and wish our former employees and partner much continued success in the field.”

Hologic intends to discuss the financial effects of the transaction tomorrow, when it releases its quarterly financial results and provides updated financial guidance.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products. The Company’s core business units focus on diagnostics, breast health, GYN surgical, and skeletal health. With a unified suite of technologies and a robust research and development program, Hologic is dedicated to The Science of Sure. For more information on Hologic, visit www.hologic.com.

Hologic, The Science of Sure, and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company’s strategies, positioning, resources, capabilities, and expectations for future performance; and the Company’s outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ability of the Company to realize anticipated benefits of future strategic alliances; the risks of conducting business internationally; the Company’s ability to predict accurately the demand for its products and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact

Michael Watts

Vice President, Investor Relations and Corporate Communications

(858) 410-8588

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